December 31, 2014

Ms. Nora Everett, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Ms. Everett:

Principal Management Corporation intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Real Estate Allocation Fund - Class A	$10,000	1,000
Real Estate Allocation Fund - Institutional Class	$10,000	1,000
Diversified Real Asset Fund - Class R-6	$10,000	828.50
International Small Company Fund - Institutional Class	$10,000	1,102.536

Each share of the Real Estate Allocation Fund has a par value of $0.01 and a price of $10.00 per share. Each share of the Diversified Real Asset Fund has a par value of $0.01 and a price of $12.07 per share. Each share of the International Small Company Fund has a par value of $0.01 and a price of $9.07 per share. In connection with such purchase, Principal Management Corporation represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL MANAGEMENT CORPORATION

BY ____/s/ Adam U. Shaikh___ ____________
Adam U. Shaikh
Counsel

December 31, 2014

Ms. Nora Everett, President
Principal Funds, Inc.
Principal Financial Group
Des Moines, IA 50392-2080

Dear Ms. Everett:

Principal Financial Services, Inc. intends to purchase the following shares (the “Shares”):

Principal Funds, Inc. -	Purchase Amount	Shares Purchased
Real Estate Debt Income Fund - Class A	$10,000,000	1,000,000
Real Estate Debt Income Fund - Institutional Class	$10,000,000	1,000,000

Each share of the Real Estate Debt Income Fund has a par value of $0.01 and a price of $10 per share. In connection with such purchase, Principal Financial Services, Inc. represents and warrants that it will purchase such Shares as an investment and not with a view to resell, distribute or redeem.

PRINCIPAL FINANCIAL SERVICES, INC.

BY _____/s/ Clint Woods_______________
Clint Woods
Assistant General Counsel